Exhibit 99.1

NEWS RELEASE
	Contacts:	C. Byron Snyder, Chairman and CEO Integrated Electrical Services, Inc. 713-860-1500

FOR IMMEDIATE RELEASE		Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E
713-529-6600

INTEGRATED ELECTRICAL SERVICES REPORTS AGREEMENTS

FOR SETTLEMENT OF LITIGATION MATTERS AND

AMENDMENT TO ITS REVOLVING CREDIT FACILITY

HOUSTON — NOVEMBER 14, 2005 — Integrated Electrical Services, Inc. (NYSE: IES) announced today that it has agreed to a settlement amount in two pending lawsuits. The first is the agreement to settle litigation related to the jury verdict announced on April 24, 2005, in favor of the Company, that was over a contract dispute involving a subsidiary. It is anticipated the settlement amount of $7.25 million will be paid to the Company, subject to agreement on the final settlement documents, this month. Additionally, the Company settled an outstanding prevailing wage case that was pending against a closed subsidiary. That settlement amount of $2.325 million will be paid by the Company. It is anticipated that a payment of $1.5 million will be made December 1, 2005 with the remaining amount due on or before May 1, 2006.

Additionally, on November 11, 2005, IES and certain of its subsidiaries entered into an amendment to the Company’s $80 million revolving credit facility with Bank of America, N.A. The amendment eliminates the application of the Fixed Charge Coverage Ratio test for the periods ended September 30, 2005 and October 31, 2005. In addition, the amendment requires that the Company maintain a minimum borrowing availability under the facility of at least $12 million, or if availability falls below $12 million, the Company must provide cash collateral in the amount of the shortfall. As of November 11, 2005, availability under this facility was $14.7 million. As of the same date, the Company’s cash position was $26.3 million.

The Fixed Charge Coverage Ratio Test is a cumulative test beginning July 1, 2005. Based on preliminary results for September, which the Company is still reviewing as part of completing its year end audit, and the impact of results for September on the cumulative nature of the test, the Company believes that it will be necessary to enter into another amendment to the credit facility before December 30, 2005 for the purpose of further amending the required Fixed Charge Coverage Ratio.

The amendment also provides that the interest rate applicable to the Company’s obligations under the credit facility will be increased by 50 basis points during the period ending on the earlier of March 31, 2006 or such time as the Lender syndicates the credit facility. The interest rate in effect thereafter remains unchanged.

The Company continues to pursue initiatives and discussions with third parties related to its previously announced intention to take steps to strengthen its balance sheet, including exploring alternatives to refinance or de-lever all or a part of its long term debt. “As we undertake this process, we appreciate the continued support our customers, vendors, employees, creditors and investors have shown us,” said Byron Snyder, Chief Executive Officer. “We are working to address these issues as expeditiously as possible but realize that the solution will not be achieved overnight. Settling these litigation matters not only has a positive cash impact on IES, it allows management to focus more closely on the activities at hand, including the completion of the annual audit and issuance of our annual report on Form 10-K, which the Company expects to file timely on or about December 14, 2005.”

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future operating results or our ability to generate sales, income, or cash flow, potential difficulty in addressing material weaknesses in the Company’s accounting systems that have been identified to the Company by its independent auditors, potential limitations on our ability to access the credit line under our credit facility, litigation risks and uncertainties, fluctuations in operating results because of downturns in levels of construction, inaccurate estimates used in entering into and executing contracts, difficulty in managing the operation of existing entities, the high level of competition in the construction industry, changes in interest rates, the general level of the economy, level of competition from other electrical contractors, increases in costs or limitations on availability of labor, steel, copper and gasoline, limitations on the availability and the increased costs of surety bonds required for certain projects, inability to reach agreements with our surety companies to provide sufficient bonding capacity, risk associated with failure to provide surety bonds on jobs where we have commenced work or are otherwise contractually obligated to provide surety bonds, loss of key personnel, business disruption and costs associated with the Securities and Exchange Commission investigation and class action litigation, unexpected liabilities associated with warranties or other liabilities attributable to the retention of the legal structure of business units where we have sold substantially all of the assets of the business unit, inability to fulfill the terms or meet the required financial covenants of the credit facility, difficulty in integrating new types of work into existing subsidiaries, inability of subsidiaries to incorporate new accounting, control and operating procedures, inaccuracies in estimating revenues and percentage of completion on contracts, disruptions or inability to effectively manage opportunities related to Hurricane Katrina and Rita and the expected increase in construction, inability to continue to satisfy the listing requirements of the NYSE, inability to reach agreement with our senior lender on amendments to the credit facility in December and weather and seasonality. If the company is unable to cause its previously filed S-1 in support of the Senior Convertible Notes to become effective, penalty interest may apply under that agreement. You should understand that the foregoing important factors, in addition to those discussed in our other filings with the Securities and Exchange Commission (“SEC”), including those under the heading “Risk Factors” contained in our annual report on Form 10-K for the fiscal year ended September 30, 2004, could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements. We undertake no obligation to publicly update or revise the Company’s borrowing availability, its cash position or any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

General information about us can be found at http://www.ies-co.com under “Investor Relations.” Our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC.

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